Exhibit 99.1

FOR IMMEDIATE RELEASE: November 9, 2006

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-215-5200 ext. 201

Jacobs Entertainment, Inc. Reports Third Quarter and Nine-Month Results

GOLDEN, Colorado, November 9, 2006 — Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2006.

Net revenues for the third quarter of 2006 was $84 million versus $65 million in the third quarter of the previous year.  Net income for the third quarter of 2006 was $385,000 compared to a net loss of $8.9 million in the third quarter of the previous year.

Net revenues for the nine-month period ended September 30, 2006 was $237 million compared to $180 million for the nine-month period ended September 30, 2005.  Net loss for the nine-month period ended September 30, 2006 was $7.2 million compared to a net loss of $6.8 million for the same period in the previous year.

JEI will host a conference call to discuss its operating results for the third quarter and nine-month period ended September 30, 2006.  The conference call will be held at 1:00 p.m. Eastern Time on Friday, November 10, 2006, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO of JEI, along with other members of the management team.

To participate in the JEI conference call on Friday, November 10, 2006, at 1:00 p.m. Eastern Time, please dial (800) 946-0744 and give confirmation code # 4904425.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting at 3:30 p.m. Eastern Time on Friday, November 10, 2006.  To access the replay, please dial (888) 203-1112 and reference the confirmation code #4904425.  The replay will continue until Midnight Eastern Time on November 17, 2006.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; The Gold Dust West Casino in Reno, Nevada; The Piñon Plaza Hotel Casino in Carson City, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 16 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way:  intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Revenues:
Total revenues	$91,487	$71,197	$256,951	$198,224
Promotional allowances	(7,123)	(6,327)	(20,040)	(17,864)
Net revenues	$84,364	$64,870	$236,911	$180,360

Costs and expenses	(77,232)	(67,594)	(210,017)	(169,911)
Pre-payment penalties, tender and consent costs	—	—	(9,321)	—
Income tax expense	—	(423)	—	(423)
Interest expense, net	(6,747)	(5,765)	(24,779)	(16,819)
Net income (loss)	$385	$(8,912)	$(7,206)	$(6,793)

SELECTED BALANCE SHEET DATA

	September 30	December 31
	2006	2005

Total assets	$326,891	$286,751
Total liabilities	$292,612	$218,024
Stockholders’ equity	$34,279	$68,727

(more)

EBITDA represents earnings before interest, taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its properties using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA and Adjusted EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Net income (loss) as reported above	$385	$(8,912)	$(7,206)	$(6,793)
Add:
Interest, net	6,747	5,765	24,779	16,819
Income tax expense	—	423	—	423
Depreciation and amortization	3,766	2,846	10,134	8,293
EBITDA	$10,898	$122	$27,707	$18,742
Pre-payment penalties, tender and consent costs	—	—	9,321	—
Termination of contract	—	10,367	—	10,367
Adjusted EBITDA	$10,898	$10,489	$37,028	$29,109

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